Exhibit 99.1

Encore Wire Corporation	PRESS RELEASE		February 19, 2015
1329 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO
For Immediate Release

ENCORE WIRE REPORTS FOURTH QUARTER RESULTS

MCKINNEY, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the fourth quarter and full year ended December 31, 2014.

Net sales for the fourth quarter of 2014 decreased to $285.3 million compared to $293.5 million during the fourth quarter of 2013. Unit volume, measured in copper pounds contained in the wire sold, increased 2.4% and was offset by a 6.3% decrease in the average selling price per copper pound sold in the fourth quarter of 2014 versus the same period in 2013. Sales prices declined primarily due to lower copper prices, which declined 7.9% versus the fourth quarter of 2013. Aluminum building wire sales continued their growth pattern, constituting 9.2% of net sales dollars for the fourth quarter of 2014 versus 8.0% in the fourth quarter of 2013. Net income for the fourth quarter of 2014 was $5.1 million versus $11.2 million in the fourth quarter of 2013. Fully diluted net earnings per common share were $0.24 in the fourth quarter of 2014 versus $0.54 in the fourth quarter of 2013.

Net sales for the year ended December 31, 2014 increased to $1.167 billion compared to $1.158 billion during the same period in 2013. Copper unit volume increased 3.6% in 2014 versus 2013. The volume increase was offset by a 4.8% decrease in the average selling price per copper pound sold in 2014 versus 2013. Sales prices declined primarily due to lower copper prices, which declined 5.7% in 2014 versus 2013. Aluminum building wire sales continued to grow, constituting 8.9% of net sales dollars during 2014 versus 6.9% in 2013. Net income for the year ended December 31, 2014 was $37.1 million versus $46.9 million in 2013. Fully diluted net earnings per common share were $1.78 for the year ended December 31, 2014 versus $2.26 in 2013.

On a sequential quarter comparison, net sales for the fourth quarter of 2014 were $285.3 million versus $297.4 million during the third quarter of 2014. Copper unit volume increased 1.4% on a sequential quarter comparison, despite the fact that the fourth quarter is generally a slower quarter in the construction and building wire industries. Net income for the fourth quarter of 2014 was $5.1 million versus $11.1 million in the third quarter of 2014. Fully diluted net income per common share was $0.24 in the fourth quarter of 2014 versus $0.53 in the third quarter of 2014.

Commenting on the results, Daniel L. Jones, President and Chief Executive Officer, said, “The fourth quarter was good from a volume perspective. Aluminum unit volumes were up strongly in the fourth quarter and the full year as we continue to grow that portion of our business. Copper wire units were also up in 2014 versus 2013. The overall construction and building wire markets did not show any significant improvement over last year. Anecdotal information confirms our belief that we are outperforming the industry in volume growth. Our fourth quarter copper wire unit volume is near the average of the first three quarters. As we have previously noted, one of the key metrics to our earnings is the “spread” between the price of copper wire sold and the cost of raw copper purchased in any given period. The copper wire spread decreased 2.5% in 2014 versus 2013, while our copper unit volume shipped in 2014 increased 3.6% versus 2013. Copper spreads decreased 5.7% on a sequential quarter comparison. The total year copper spread contracted 2.5%, as the average price of copper purchased decreased 5.7% in 2014 versus 2013, driving the average selling price of wire sold down 4.8%. Aluminum spreads were down 8.1% in 2014 versus 2013 as a financially weak competitor appears to be cutting prices to make up for poor delivery performance. The aluminum building wire products grew to

8.9% of net sales in 2014, driven by a unit sales increase of 34.4% in 2014 versus 2013. The decreased spreads accounted for 92% of the drop in pre-tax income in 2014 versus 2013. Our new aluminum plant expansion is proceeding on schedule and will begin producing wire in the second quarter and will ramp up through the end of the year. Copper and other commodity prices trended down in 2014 contributing to the margin deterioration we endured in 2014 versus 2013. However, margins can reverse course quickly in this industry, and bear in mind that the copper spread was down only 2.5% year over year. We have seen these price cycles before.

We continue to support industry price increases in an effort to maintain and increase margins. We believe our superior order fill rates continue to enhance our competitive position, as our electrical distributor customers are holding lean inventories in the field. As orders come in from electrical contractors, the distributors can count on our order fill rates to ensure quick deliveries from coast to coast. We have been able to accomplish this despite holding what are historically lean inventories for us.

Our balance sheet is very strong. We have no long term debt, and our revolving line of credit is paid down to zero. In addition, we had $54.7 million in cash at the end of the quarter. We also declared another cash dividend during the quarter. We understand that this is a cyclical industry and therefore we designed and manage our cost structure and balance sheet accordingly. We thank our employees and associates for their outstanding effort and our shareholders for their continued support.”

Encore Wire Corporation is a leading manufacturer of a broad range of electrical building wire for interior wiring in commercial and industrial buildings, homes, apartments, and manufactured housing. The Company is focused on maintaining a high level of customer service with low-cost production and the addition of new products that complement its current product line. The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.

Additional Disclosures:

The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results to compare to the performance of other companies who also publicize this information. Financial analysts frequently ask for EBITDA when it has not been presented. EBITDA is not a measurement of financial performance under GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. The Company has reconciled EBITDA with net income for fiscal years 1996 to 2013 in previous Form 8-K filings with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	3 Months Ended December 31,		12 Months Ended December 31,
$’s in 000’s	2014	2013	2014	2013

Net Income	$5,053	$11,212	$37,123	$46,910
Income Tax Expense	2,441	5,557	19,034	23,773
Interest Expense	63	64	285	265
Depreciation and Amortization	3,821	3,841	15,453	14,788

EBITDA	$11,378	$20,674	$71,895	$85,736

Encore Wire Corporation

Condensed Consolidated Balance Sheets

(In Thousands)

	December 31, 2014	December 31, 2013
	(Unaudited)
ASSETS

Current Assets
Cash	$54,664	$36,778
Receivables, net	206,908	215,739
Inventories	78,251	70,780
Prepaid Expenses and Other	5,492	6,769

Total Current Assets	345,315	330,066

Property, Plant and Equipment, net	226,506	194,254

Other Assets	930	1,506

Total Assets	$572,751	$525,826

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$31,147	$23,465
Accrued Liabilities and Other	28,191	24,453

Total Current Liabilities	59,338	47,918

Long Term Liabilities
Non-Current Deferred Income Taxes and Other	20,226	21,327

Total Long Term Liabilities	20,226	21,327

Total Liabilities	79,564	69,245

Stockholders’ Equity
Common Stock	267	266
Additional Paid in Capital	50,598	49,459
Treasury Stock	(88,134)	(88,134)
Retained Earnings	530,456	494,990

Total Stockholders’ Equity	493,187	456,581

Total Liabilities and Stockholders’ Equity	$572,751	$525,826

Encore Wire Corporation

Condensed Consolidated Statements of Income

(In Thousands, Except Per Share Data)

	Quarter Ended December 31,				Year Ended December 31,
	2014		2013		2014		2013
	(Unaudited)		(Unaudited)		(Unaudited)

Net Sales	$285,342	100.0%	$293,514	100.0%	$1,166,979	100.0%	$1,158,252	100.0%
Cost of Sales	260,125	91.2%	260,798	88.9%	1,042,002	89.3%	1,023,180	88.3%

Gross Profit	25,217	8.8%	32,716	11.1%	124,977	10.7%	135,072	11.7%

Selling, General and Administrative Expenses	17,747	6.2%	15,968	5.4%	68,876	5.9%	64,453	5.6%

Operating Income	7,470	2.6%	16,748	5.7%	56,101	4.8%	70,619	6.1%

Net Interest & Other Expense	(24)	0.0%	(21)	0.0%	(56)	0.0%	(64)	0.0%

Income before Income Taxes	7,494	2.6%	16,769	5.7%	56,157	4.8%	70,683	6.1%

Income Taxes	2,441	0.9%	5,557	1.9%	19,034	1.6%	23,773	2.1%

Net Income (Loss)	$5,053	1.8%	$11,212	3.8%	$37,123	3.2%	$46,910	4.1%

Basic Earnings Per Share	$0.24		$0.54		$1.79		$2.27

Diluted Earnings Per Share	$0.24		$0.54		$1.78		$2.26

Weighted Average Number of Common and Common Equivalent Shares Outstanding:
-Basic	20,721		20,692		20,714		20,676

-Diluted	20,792		20,818		20,821		20,764

Dividends Declared per Share	$0.02		$0.02		$0.08		$0.08

4